Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2012, except for the effects of the reverse stock split and subsequent events described in Note 13 and Note 14, respectively, as to which the date is April 25, 2012 relating to the financial statements of Audience, Inc., which appears in the Prospectus dated May 9, 2012 filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to Amendment No. 5 to the Form S-1 (File No. 333-179016).

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 9, 2012